Exhibit 10.2

DESCRIPTION OF 2017 SHORT-TERM INCENTIVE PLAN

       On February 14, 2017, the Compensation Committee of the PG&E Corporation Board of Directors approved the performance measures and targets for the 2017 Short-Term
Incentive Plan ("STIP") under which officers and employees of PG&E Corporation and Pacific Gas and Electric Company are provided the opportunity to earn cash awards to the extent that the performance goals in the areas of employee and public safety, customer satisfaction, and financial performance are met.  The performance measures, targets, and weightings of the 2017 STIP components are shown in the following table:

Weight	2017 STIP Performance Measures	Threshold	Target	Maximum
50%	Safety
	Nuclear Operations
	Diablo Canyon Power Plant (DCPP) Reliability and Safety Indicator (1)
4%	DCPP Unit 1 Score	85.3	90.5	95.8
4%	DCPP Unit 2 Score	85.3	87.6	90.0
	Electric Operations
5%	Electric Overhead Conductor Index (2)	0.500	1.000	2.000
5%	911 Emergency Response (3)	95.0%	97.5%	98.5%
	Gas Operations
6%	Gas In-Line Inspection and Upgrade Index (4)	0.500	1.000	2.000
5%	Gas Dig-ins Reduction (5)	2.02	1.92	1.82
5%	Gas Emergency Response (6)	22.0	21.0	20.0
	Employee Safety
6%	Serious Injuries and Fatalities Corrective Action Index (7)	0.500	1.000	2.000
6%	Serious Preventable Motor Vehicle Incident Rate (8)	0.252	0.239	0.224
4%	Timely Reporting of Injuries (9)	67.3%	71.3%	75.3%
25%	Customer
15%	Customer Satisfaction Score (10)	75.9	76.4	77.9
10%	System Average Interruption Duration Index (11)	110.2	107.0	104.7
25%	Financial
25%	Earnings from Operations (12)	−	−	−

(1) Diablo Canyon Power Plant ("DCPP") Reliability and Safety Indicator—Year-end score based on 11 performance indicators for nuclear power generation, including unit capability, radiation exposure, and safety accident rate, as reported to the Institute of Nuclear Power Operations for DCPP Units 1 and 2.
(2) Electric Overhead Conductor Index—Tracks work that supports the safe, reliable operation of the overhead electric system.  The index is comprised of three equally weighted components: (1) circuit miles of electric distribution infrared inspections completed, (2) circuit miles of distribution electric conductor upgraded/replaced, and (3) number of trees trimmed/removed as part of the vegetation management program.
(3) 911 Emergency Response—Percentage of time that Utility personnel are on site within 60 minutes after receiving a 911 call of a potential Utility electric hazard.
(4) Gas In-Line Inspection and Upgrade Index—Index measuring the Utility's ability to complete planned in-line inspections and pipeline retrofit projects.
(5) Gas Dig-ins Reduction—Number of third-party dig-ins to gas assets per 1,000 Underground Service Alert tickets.  A dig-in refers to any damage (impact or exposure) that result in a repair or replacement of an underground facility as a result of an excavation.
(6) Gas Emergency Response—Average response time (in minutes) to an immediate response gas emergency order.
(7) Serious Injuries and Fatalities ("SIF") Corrective Action Index—Index measuring: (1) percentage of SIF corrective actions completed on time, and (2) quality of corrective actions as measured against an externally-derived framework.
 (8) Serious Preventable Motor Vehicle Incident ("SPMVI") Rate—Number of SPMVIs occurring that the driver could have reasonably avoided, per 1 million miles driven.
(9) Timely Reporting of Injuries—Percentage of work-related injuries reported to the 24/7 PG&E Nurse Report Line within one day of the incident.
(10) Customer Satisfaction Score—Overall satisfaction of customers with the products and services offered by the Utility, as measured through an ongoing survey.
(11) System Average Interruption Duration Index —Total time that the average customer is without electric power during a given time period (measured in number of minutes).
(12) Earnings from Operations—Non-GAAP financial measure calculated as income available for common shareholders less items impacting comparability.   "Items impacting comparability" represent items that management does not consider part of the normal course of operations and affect comparability of financial results between periods.

The Committee retains complete discretion to determine and pay all 2017 STIP awards to officers and non-officer employees.  This includes discretion to reduce the final score on any and all measures downward to zero. Upon recommendation of the PG&E Corporation Chief Executive Officer, the Committee may apply an individual performance modifier (0% to 150%) to an officer's award.